        EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER PACIFIC GROWTH FUND INC.
        10f-3 transactions for the period April 1, 2000 - September 30, 2000

                                                                       TOTAL
                                                                       ISSUED/
                                 DATE       PRICE   SHARES     % of    PRINCIPAL          PURCHASED
SECURITY                         PURCHASED  SHARE   PURCHASED  Assets  AMOUNT             BY GROUP   BROKER(S)

Phoenix Sattlelite Holdings      06/27/00  1.29*    4,914,000**0.099%  727,060,000        0.067%     Merrill Lynch
Gas Authority of India           11/04/99  $ 9.67   $1,063,700 0.159%  $  217,600,000.00  0.159%     Robert Fleming
I-cable Communications           11/29/99  $27.00    22,900    0.040%  $  450,000,000.00  0.130%     Merrill Lynch





* Price in Hong Kong Dollars
** Number of shares

f:\legal\ms_data\paraleg\10f-3\pacgro
